Exhibit 99.1

Home Loan Servicing Solutions, Ltd. NasdaqGS:HLSS M&A Call Monday, February 23, 2015 4:00 PM GMT CALL PARTICIPANTS 2 PRESENTATION 3 QUESTION AND ANSWER 5

HOME LOAN SERVICING SOLUTIONS, LTD. M&A CALL FEB 23, 2015

Call Participants

EXECUTIVES John P. Van Vlack Chief Executive Officer, President, Director and Member of Executive Committee Home Loan Servicing Solutions, Ltd.	Matthew Howlett UBS Investment Bank, Research Division Paul J. Miller FBR Capital Markets & Co., Research Division

Michael Nierenberg

Chief Executive Officer, President and Director

New Residential Investment Corp.

Wesley Robert Edens

Chairman

New Residential Investment Corp.

Mandy Cheuk

ANALYSTS

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

James Ellman

Jason S. Deleeuw

Piper Jaffray Companies, Research Division

Jeremy Campbell

Barclays Capital, Research Division

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

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Presentation

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the New Residential and HLSS Investor Conference Call. [Operator Instructions] Thank you. I will now turn the conference over to Ms. Mandy Cheuk. Please go ahead.

Mandy Cheuk

Thank you, Crystal, and good morning, everyone. I would like to welcome you today to New Residential and HLSS’s Investor Update Call. Joining me here today are Wes Edens, the Chairman of the New Residential Board of Directors; Michael Nierenberg, CEO of New Residential; and John Van Vlack, CEO of HLSS.

Before I turn the call over to Wes, I would like to point out that certain statements made today will be forward-looking statements. These statements, by their nature, are uncertain and may differ materially from actual results. I encourage you to review the disclaimers in our press release and Investor Presentations regarding forward-looking statements, and to review the risk factors contained in our annual and quarterly reports filed with the SEC.

And now I would like to turn the call over to Wes.

Wesley Robert Edens

Chairman

Great. Thanks, Mandy, and thanks, everyone, for dialing in. Exciting morning here, you know, we wanted to host a brief call to provide a few of the details on the transactions we announced late yesterday.

The transaction is a merger between New Residential and HLSS. It’s an all-cash transaction, consideration of $18.25 and pending shareholder votes, et cetera, from HLSS, we expect that the transaction will be consummated in the second quarter.

And the benefits of the transaction are very clear. With this deal, it clearly establishes NRZ as the market leader in servicing-related assets. These 2 companies have had very, very similar DNA in terms of the nature of the assets that they have invested in and the types of returns that they offer to investors. And we think that putting them together provides a tremendous amount of diversity, both in terms of the holdings and also importantly, in terms of servicing partners. Ocwen is the servicing partner to HLSS, we have with us at New Residential, Nationstar as our partner. Now with this transaction, we have basically the joining of both of those. We adopt the relationship between Ocwen and HLSS, which we think is terrific and we retain the relationships that we have between New Residential and Nationstar, so we’re very excited about that.

I’m going to turn the call over to Michael and to John to share a few thoughts with you and then we’re going to answer questions. Obviously, we’ll be limited in terms of the scope of what we can address, at least in part from New Residential standpoint and that our earnings call for the quarter is scheduled to happen on Friday. But to the extent we can answer your questions, of course, we want to do so.

With that, let me turn it over to Michael.

Michael Nierenberg

Chief Executive Officer, President and Director

Thanks, Wes. Good morning, everybody, and thanks for dialing in. If you take a look, we posted a very short deck up on the website. I’m going to refer to that. It’s a few pages and, as Wes pointed out, we are doing earnings on Friday and at that point, we would hope to update you on more of our financials and look forward to sharing not only the financials, how we’re thinking about this transaction but also our Q4 and yearly results.

So if you refer to page 2. New Residential and HLSS entered into an agreement, as Wes pointed out, for New Residential to acquire HLSS for $18.25 per share. Total market value, approximately $1.3 billion. That represents a 9% premium to HLSS’ closing price of $16.76 on February 20, 2015. Wes pointed out, we expect the transaction to close in the second quarter after obtaining HLSS shareholder approval and whatever regulatory approvals that we need to get.

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As we think about the transaction for New Residential, we think it’s pretty transformative in nature as we will be expanding our servicer relationships, not only as Wes pointed out that we have Nationstar Mortgage as our primary servicing partner, we look forward to working with Ocwen as a servicing partner as well.

From the servicing portfolio, we will be adding approximately $165 billion UPB of mortgage servicing rights. That will take our total position in servicing rights, our investment in servicing rights, over $400 billion. And again, we think we’ll be a leader — continue to be a leader in the servicing sector.

From a shareholder prospective, we expect the acquisition to be accretive to future earnings, as well as helping us drive long-term growth opportunity.

When we think about the strategic opportunities, again, it does expand our relationships to not only include Nationstar but also to include Ocwen, which are the 2 largest non-bank servicers in the U.S. We will nearly double the size of our servicing assets, and we think where rates now, it’s a pretty opportune time to double the size of our servicing portfolio. And then working with the 2 industry leaders with complementary assets and industry expertise on the servicing side, we look forward to that, to continuing those relationships and expanding others.

Shareholder returns, again, we expect it to be accretive through earnings. And now if you flip to Page 4, we mentioned the purchase price. As far as what we’re actually buying, we’re buying $6.7 billion of servicing-related investments, which correlates to $165 billion of non-agency servicing. All of these assets are high-quality — high credit quality, top of the waterfall as it relates to advances and all of the MSRs are related to private label mortgage security.

And again, we expect the transaction to close in 2015. With that...

Mandy Cheuk We’ll open up the floor for questions, please.

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Question and Answer

Operator

[Operator Instructions] Your first question comes from that line of Bose George with KBW.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Congratulations on the transaction. The first question I had was just — I mean, in the merger agreement, it says that HLSS cannot move any servicing away from Ocwen, premerger. In terms of post-merger, the question is, is that something you guys would contemplate? I mean, based on your commentary, I would guess the answer is no, but I just want to see your thoughts there.

Michael Nierenberg

Chief Executive Officer, President and Director

Bose, the way that we’re thinking about is, Ocwen is expanding our servicing partners that I think is a very, very good thing for our company, and we are not contemplating transferring any servicing.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Okay. Great. And then there was an issue raised by, obviously, by the servicing advance bondholders about the potential event of default on the servicing advance facility, just wanted to get your view there. Do you believe that’s an issue? Presumably, you guys are comfortable that this can be funded elsewhere if necessary, just any thoughts there?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

Yes, so I think we were working on a plan at HLSS to reduce our dependency on that facility and on the ABS market. And so I think that, that plan will be boosted by the work that we’re doing with New Residential. And so it will be an evolutionary strategy and we’re hard at work on that now.

Bose T. George

Keefe, Bruyette, & Woods, Inc., Research Division

Okay, great. And then just lastly, actually, what approvals, if any, do you need? Like is there a regulatory approval, bondholder approval, anything else that’s needed?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

I think it’s really mainly the shareholders of HLSS.

Operator

Your next question comes from that line of Paul Miller with FBR Capital Markets.

Paul J. Miller

FBR Capital Markets & Co., Research Division

The $1.3 billion purchase price, do you have enough cash on the balance sheet? Not to use any debt financing, or are you planning to issue any stock? Is there any further investment coming from Fortress? How are you planning to fund the purchase price?

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Michael Nierenberg

Chief Executive Officer, President and Director

Paul we are going to be able to self-fund with our existing balance sheet and business, the way that we think about it out.

Paul J. Miller

FBR Capital Markets & Co., Research Division

So there’ll be no debt or stock issuance at all?

Michael Nierenberg

Chief Executive Officer, President and Director

No. I’m not saying that. We’re just saying, right now, the way that we’re set up with our asset mix on our balance sheet, we will be able to self-fund the transaction.

Paul J. Miller

FBR Capital Markets & Co., Research Division

Okay. And then , this might be a question you can’t answer, but we do know that there’s some entities that were suing HLSS for some bond covenants. Have you had any discussions with those parties at all?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So we have a strategy for that, but it probably wouldn’t serve us well to discuss that here.

Paul J. Miller

FBR Capital Markets & Co., Research Division

Okay. I mean, a big concern is the various lawsuits on HLSS. And then, I guess, the $9.8 billion transaction that was announced this morning from Ocwen agency paper over to Nationstar. Will Nationstar just have to bid on the open market for that stuff? Or is there agreement where a lot of that stuff will come over?

Michael Nierenberg

Chief Executive Officer, President and Director

No. I’ll just speak for Nationstar for a second. It was a portfolio that’s actually been incompetent, that Nationstar’s successful on winning. New Residential will actually be buying some excess of that portfolio. But it’s a competitive situation in Nationstar with the winning bidder.

Paul J. Miller

FBR Capital Markets & Co., Research Division

Is there any type of G&A synergies involved in the deal? I mean, would HLSS go away and NRZ takes over all the operations?

Michael Nierenberg

Chief Executive Officer, President and Director

John’s sitting next to me. I think that the way that we’re thinking about it, we’re going to work together as management teams and we’re going to assess talent and hopefully work together in the future.

Operator

Your next question comes from that line of Kevin Barker with Compass Point.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

In this deal, can NRZ renegotiate the terms of the HLSS Ocwen arrangement as it stands now?

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Michael Nierenberg

Chief Executive Officer, President and Director

We haven’t contemplated that, and I think the way it currently stands is the way that we’re thinking about it on a go-forward basis.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

So the existing terms is how you see it in being accretive to NRZ?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Okay. As part of the negotiations, was Ocwen a party to those negotiations?

Michael Nierenberg

Chief Executive Officer, President and Director

No.

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

Just given the fact that HLSS is a separate company with a separate Board of Directors, we didn’t feel that, that would be appropriate.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Okay. Was NSM a part of the negotiations, or did you consult with them in regards to this transaction?

Michael Nierenberg

Chief Executive Officer, President and Director

No. They’re all separate companies and it was us and HLSS.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Okay. And then, will HLSS continue the monthly dividend after March?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

To the extent that the dividends have already been declared by the HLSS Board of Directors, those payments will be made.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Okay. Are there any other tax implications that we should be thinking of that haven’t been laid out?

Michael Nierenberg

Chief Executive Officer, President and Director

No.

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Kevin Barker

Compass Point Research & Trading, LLC, Research Division

So there won’t be any significant charges or deferred tax assets that will be created within this transaction?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So for HLSS shareholders who are going to receive $18.25 per share, they would have a gain or loss based on where their basis is. And so HLSS is a PFIC and so there will be PFIC statement for partial year 2015 once the transaction closes. But if you think about it on an overall basis, there’s not a big difference between the book basis and the tax basis of the assets. And to which an asset sale, at close to book value, we would not anticipate any unusual tax consequences for HLSS shareholders.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Are these still REIT-eligible assets, though?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes.

Kevin Barker

Compass Point Research & Trading, LLC, Research Division

Okay. And then could you expand upon your comment about how this will expand your long-term growth opportunities going forward?

Michael Nierenberg

Chief Executive Officer, President and Director

We think working with another servicing partner in Ocwen is, I think, it’s going to open up the doors for us to actually acquire more MSRs and excess servicing rights over time. So not only do we have Nationstar but we’ll also have Ocwen as a partner. And we think having more bandwidth will truly help our company.

Operator

Your next question comes from the line of Matt Howlett with UBS.

Matthew Howlett

UBS Investment Bank, Research Division

I guess bigger picture with this transaction, does NRZ become more of just a pure play excess servicing vehicles, much of the way HLSS was when it was originally formed? By the way, we both know we’re traded at a much better yield, but lower cost of capital. I mean, do you look to sell down some of the NPLs, clean-up call assets, and consumer loan portfolio over time, which has become really just excess MSRs?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes, Matt, we’ll update you more, obviously, on Friday when we talk about the fourth quarter and subsequent activity in Q1. But it is our goal for the company to simplify it as much as possible, focus really more on MRS and excess MSRs and servicing-related assets on a go-forward basis. So the idea of trying to get our cost of capital towards where HLSS was at its low, which is approximately 7%, is really what the goal that we have in mind for the company.

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Matthew Howlett

UBS Investment Bank, Research Division

Yes, I mean, clearly, that, that was the HLSS model and they orchestrated that very well. When you look at their non-agency booking and you compare it to your original — your non-agency book, which I think is almost half of your excess MSRs. I mean, are they about the same? I mean, there are sort of pre-credit crisis stuff. I mean, anything different do you know about them that we can point out?

Michael Nierenberg

Chief Executive Officer, President and Director

No, it’s all very, very similar. It’s all from the earlier vantages from like ‘03 to ‘07-ish. So they’re very, very similar assets and very, very similar cash flows.

Matthew Howlett

UBS Investment Bank, Research Division

Got you. And I guess just one technical question if you can answer this. But Ocwen, I mean if the bondholders call for an event of default on Ocwen, I mean, could the stuff get transferred away? I mean, how do you have clauses that prevent securitization of bondholders on the other end to move servicing around? Or is that even an issue?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

Well, I would say that servicing transfers are something that are very difficult. I think that there are adverse effects of servicing transfers on the bondholders and on the borrowers as well. And so prior to this merger agreement, HLSS did not see servicing transfers as something that would be very likely. There have been a few servicing transfers. Other than we’re a party who was wishing to sell that asset and corporate in the transfer, and so that’s not the situation here. And so we don’t think that this transaction will do anything to increase the likelihood of servicing transfers.

Matthew Howlett

UBS Investment Bank, Research Division

Great, I agree. And maybe like — just sorry, one more last question. Just on — what’s the available pool of sort of non-agency legacy stuff or even agency pre-‘09 that’s potentially out there to transfer from bank to nonbank, I mean, given now you’re partner with 2 of the leading servicing non-agency servicers out there?

Michael Nierenberg

Chief Executive Officer, President and Director

I think most of the large block transfers of PLS have already happened. So if you look at our book of servicing as well as the book of servicing on HLSS, this will give us approximately $275 billion of PLS. And if you think about that relative to the outstanding non-agency market of about $700-ish billion, it puts us in, I think, in a great, great place. And the other thing about PLS is the cash flows are very, very stable.

Matthew Howlett

UBS Investment Bank, Research Division

Right. So there could be additional portfolio — I mean, there still could be additional movement over time from some of these big banks that are running — or trying to give over their legacy non-agency book?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes. Matt, I can’t speculate on that. I mean, obviously, there were a couple of pools out there. So to the extent that there were more pools for sale, we would expect to be in a very good position between Nationstar and Ocwen to acquire them.

Operator

Next question comes from that line up Jason Deleeuw with Piper Jaffray.

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Jason S. Deleeuw

Piper Jaffray Companies, Research Division

First of all, HLSS, the ROE, I believe was a little bit lower than NRZ. But I think from an accretion standpoint, the way we should be thinking about it, and just tell me if I’m on the right track here. But we should a thinking about that, you assume some of the OpEx or maybe all that goes away, and then the NRZ capital structure mix is also going to change. So the post-deal ROE is probably higher than what NRZ’s current ROE is? Is that the right framework to use?

Michael Nierenberg

Chief Executive Officer, President and Director

Yes. Again, we’ll try to give you more updates on Friday. But for now, that’s the way that we’re thinking about it.

Jason S. Deleeuw

Piper Jaffray Companies, Research Division

I think HLSS, they have some Ginnie Mae early buyout loans. What are your plans for those? Do you think — are you going to keep those? How’s that going to work?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So we’ll be looking for opportunities to liquidate that on favorable terms.

Jason S. Deleeuw

Piper Jaffray Companies, Research Division

Got it. And can you tell us, were there any other bidders for HLSS during this process?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So we had mentioned in a previous disclosure that we had received inquiries from multiple parties regarding strategic alternatives. So yes, there were. We hired an adviser and we went through a process, and this agreement was really our preferred option from multiple standpoints, including valuation and certainty of execution.

Operator

Your next question comes from that line of Henry Coffey with Sterne Agee.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

We always get this question whenever there’s a deal. And when you computed the amount of value creation going on here, is there any opportunity to change the terms of the deal where either, you would raise the cash price or you would include more NRZ stock in the mix?

Michael Nierenberg

Chief Executive Officer, President and Director

No. We’re — as Wes pointed out, it’s an all-cash bid or deal at book value, which is $18.25. So I think we wouldn’t change the terms of the deal.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

And then in terms of going down the to-do list, looking at HLSS, obviously, besides trying to refinance the notes and remove the stress there, the second sort of to-do item would be to focus on the actual performance of the servicer advanced assets that Ocwen is servicing. Are you going to have an ability to lever that? I mean, you are their largest — Ocwen is your largest vendor in this regard. Would you be in a position to bring in a special servicer or to renegotiate performance metrics or something to — because obviously, the big issue is reducing servicer advances down to contractual levels.

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Michael Nierenberg

Chief Executive Officer, President and Director

Yes, I don’t — Henry, we — obviously, we spent out of time looking at performance across our portfolio and others. I think we’re pretty comfortable with the performance and the servicing that Ocwen has done related to the PLS. So I don’t think there’s really anything to change at this point.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

And then just to remind me, your MSR interest, you’re indemnified by Ocwen in terms of performance on a number of fronts. Can you go over that with us a little bit?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So New Residential would step into the shoes of HLSS in terms of the indemnifications, which I think are strong. And there have not been any claims at this point against those indemnifications.

Henry J. Coffey

Sterne Agee & Leach Inc., Research Division

If the servicing were somehow pulled from Ocwen, don’t they have to make your MSR interest money good? Can you talk about that a little bit?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

I mean, I can tell about the mechanism, I don’t think it’s ever likely to ever be used. But the mechanism is that there is an amortized value associated with each of the pooling and servicing agreements that ties back to the price to date until that HLSS paid for that asset. So I think the mechanism is clear, but again, unlikely to be used.

Operator

Your next question comes from the line of Jeremy Campbell with Barclays.

Jeremy Campbell

Barclays Capital, Research Division

I just wanted to clarify a point. You mentioned that you haven’t contemplated transferring servicing away from Ocwen. But under the servicing agreement, as it stands right now, does NRZ have the ability to servicing down the line?

Michael Nierenberg

Chief Executive Officer, President and Director

We are looking at Ocwen as a servicing partner and that’s the way that we’re thinking about this transaction.

Jeremy Campbell

Barclays Capital, Research Division

But do you have the right to transfer it under the servicing agreement?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

If servicing transfers were easy, then there may have been a proposal, a strong proposal to buy the MSRs from HLSS. As you can infer from the fact that we found the offer from New Residential to be superior in value and certainty of execution, that, that was not attractive, a forced servicing transfer, we do not view as attractive.

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Jeremy Campbell

Barclays Capital, Research Division

What about the ability to hire, force a hiring of a sub-servicer other than Ocwen?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

So in previous deals where attractive prices have been offered for MSRs, there’s always been the element of cooperation from the current servicer.

Jeremy Campbell

Barclays Capital, Research Division

Okay. Just one more time. Do you have the ability to force the hiring of a sub-servicer other than Ocwen? I know you aren’t planning on doing it, but do you have the ability to?

John P. Van Vlack

Chief Executive Officer, President, Director and Member of Executive Committee

Contractually, that ability would exist, but it’s a contractual ability only in my view.

Operator

Your next question comes from that line of James Ellman from Ascend Capital.

James Ellman

Could you just lay out to us in broad terms where might be range for EPS accretion from this deal? Where are the cost savings? Where are the revenue enhancements? What do you possibly see right now we could think about and put into our models?

Michael Nierenberg

Chief Executive Officer, President and Director

There’s really nothing we could discuss right now. We could try to go through some projections on Friday. But not right now, we can’t go through any projections.

James Ellman

Okay, very good. And NRZ, there had been discussions to try to make the company a bit more simple and have fewer asset classes in the mix. This will increase the percentage that’s one sort of asset class. Is there any contemplation that the consumer finance portfolio or re-performing mortgage paper will either be increased now that you’ve got more in terms of the servicing business? Or is it contemplated that those businesses are more likely to go away with this deal?

Michael Nierenberg

Chief Executive Officer, President and Director

I think the way to think about the company again, is we’re trying to achieve the lowest cost of funds and simplify the company as much as possible. With the amount of MSRs that we’ve seen for sale in the marketplace, we feel our focus on a go-forward basis is likely going to be growing our MSR portfolio. And again, we look forward to updating you on our existing portfolio on Friday as well subsequent activities as that occurred in Q1.

James Ellman

All right. And so can you comment on whether or not you would see those other non-servicing businesses or paper as sources of cash for the company’s balance sheet?

Michael Nierenberg

Chief Executive Officer, President and Director

No.

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Operator

At this time there are no further questions. Michael, are there any closing remarks?

Michael Nierenberg

Chief Executive Officer, President and Director

No. We appreciate everybody joining the call this morning and we look forward to updating you in the future. Thanks so much.

Operator This concludes today’s conference call. You may now disconnect.

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